EXHIBIT 99.1

Marlin Reports Second Quarter 2018 Earnings and Declares a Cash Dividend of $0.14 Per Share

Second Quarter Summary:

  Net income of $6.5 million, or $0.52 per diluted share
  Net interest and fee income of $24.1 million for the quarter, compared with $22.7 million for the second quarter last year
  ROE of 13.9% compared with ROE of 11.2% in the second quarter last year
  Net Investment in loans and leases totaled $963.1 million, up 12% from a year ago and total managed assets ended the second quarter at $1.1 billion, up 18% from a year ago
  Total origination volume (excluding leases and loans originated but referred to third parties) of $172.2 million, up 11% year-over-year
  Direct origination volume of $36.3 million, up 54% year-over-year
  Total direct and indirect origination yield of 12.24%, down 20 basis points from the prior quarter and up 3 basis points year-over-year
  30+ and 60+ day delinquencies on total finance receivables decreased modestly from prior quarter to 96 basis points and 55 basis points, respectively
  Annualized net charge-offs of 1.84%, compared with 1.68% in the prior quarter and 1.65% in the second quarter last year
  Provision for credit losses of $4.3 million compared with $4.6 million in the prior quarter and $4.3 million in the second quarter last year
  Equity to assets ratio of 17.03%, a reduction of 14 basis points from the prior quarter
  Subsequent to quarter end, the Company completed an asset-backed term securitization through the issuance of notes in the amount of $201.7 million

MOUNT LAUREL, N.J., Aug. 02, 2018 (GLOBE NEWSWIRE) --  Marlin (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported second quarter 2018 net income of $6.5 million, or $0.52 per diluted share, compared with net income of $4.6 million, or $0.36 per share a year ago. Second quarter net income on an adjusted basis was $6.5 million, or $0.52 per diluted share, compared with $4.8 million or $0.38 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Marlin delivered another strong performance this past quarter highlighted by solid growth in origination volume, stable credit quality and expanding profitability. Excluding referral volume, total origination volume was $172.2 million for the quarter compared with $155.5 million last year, resulting in a year-over-year increase of 11%. Growth in the quarter was driven by continued traction in our Direct origination channel which focuses on providing financing to our existing customers. During the quarter, Direct origination volume increased to $36.3 million compared with $23.6 million last year, resulting in a year-over-year increase of 54%. Our Investment in Leases and Loans increased to $963.1 million during the quarter, up 12% from a year ago, and our total managed portfolio grew to $1.1 billion, up 18% from a year ago. We also remained keenly focused on maintaining our disciplined underwriting standards as evidenced by our portfolio performance which remained stable and within expectations during the quarter.”

Mr. Hilzinger continued, “Subsequent to the end of the quarter, we successfully completed a $201.7 million asset-backed term securitization which both increases and diversifies our funding capabilities.  Most importantly, the transaction substantially improved our capital efficiency by releasing approximately $25 million of capital through a deeper advance rate against the financed assets which will ultimately lead to higher returns on equity by allowing us to continue to grow and scale within our existing capital base.”

Results of Operations
Total origination volume (excluding referral volume) for the second quarter of $172.2 million was up 11% from a year ago. Direct origination volume of $36.3 million in the second quarter was up 54% from $23.6 million in the second quarter of 2017. Indirect origination volume in the second quarter of 2018 was $135.9 million, up slightly from $131.8 million in the same period a year ago. Referral volume totaled $5.6 million, down from $12.3 million in the second quarter last year, largely due to the transition of leases originated by Marlin’s Horizon Keystone Financial division to Marlin’s balance sheet over the past year.

Net interest and fee margin as a percentage of average finance receivables was 10.31% for the second quarter, down 12 basis points from the first quarter of 2018 and down 56 basis points from a year ago. With the execution of the ABS transaction, the Company expects the margin to compress slightly.  The Company’s interest expense as a percent of average finance receivables increased to 159 basis points compared with 149 basis points for the previous quarter and 125 basis points for the second quarter of 2017, primarily because of the rising interest rate environment.

On an absolute basis, net interest and fee income was $24.1 million for the second quarter of 2018 compared with $22.7 million for the second quarter last year. The increase continues to reflect the strong growth in the portfolio and the underlying earnings power of the business as the Company continues to grow and scale.

Non-interest income was $4.6 million for the second quarter of 2018, compared with $5.2 million in the prior quarter and $4.1 million in the prior year period.  The decrease in Non-interest income compared to the prior quarter was primarily due to a $0.8 million decrease in gains-on-sale and referral fee income from the Company’s capital markets activities due to lower asset sales, partially offset by an increase of $0.2 million in servicing fee income. The year-over-year increase in non-interest income is primarily due to a $0.5 million increase in gains-on-sale, $0.3 million increase in Insurance related income and a $0.4 million increase in servicing fee income, partially offset by a decrease of $0.6 million in referral income.

Non-interest expense was $16.0 million for the second quarter of 2018, compared with $16.6 million in the prior quarter and $15.2 million in the second quarter last year.  The decrease in Non-interest expense compared to the prior quarter was primarily due to long term incentives and other benefit related expense as well as decreases in marketing and legal fees partially offset by increases in the servicing asset expense.  The year-over-year increase in non-interest expense is primarily due to employee related expense increases and an increase in commissions tied to originations and acquisitions as well as an increase in servicing asset expense.

The Company’s efficiency ratio for the second quarter was 55.6% compared with 56.7% in the second quarter last year. Excluding acquisition related sales commissions and intangible amortization, the efficiency ratio in the second quarter of 2018 was 54.3% as compared to 55.2% in the second quarter last year. Marlin expects its efficiency ratio to continue to improve as the Company leverages its fixed costs through continued portfolio growth and from continued operational efficiencies generated by its various process renewal initiatives.

Marlin recorded an income tax expense of $2.1 million, representing an effective tax rate of 24.1% for the second quarter of 2018, compared with an income tax expense of $2.7 million, representing an effective tax rate of 37.5% for the second quarter of 2017.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.62% at June 30, 2018 compared with 1.68% at March 31, 2018 and 1.46% at June 30, 2017, with the year-over-year increase driven by generally higher portfolio delinquency and net charge-offs.

Finance receivables over 30 days delinquent were 0.96% of the Company’s total finance receivables portfolio as of June 30, 2018, down 9 basis points from March 31, 2018 and up 4 basis points from June 30, 2017. Finance receivables over 60 days delinquent were 0.55% of the Company’s total finance receivables portfolio as of June 30, 2018, down 9 basis points from March 31, 2018 and up 3 basis points from June 30, 2017. Annualized second quarter net charge-offs were 1.84% of average total finance receivables versus 1.68% in the first quarter of 2018 and 1.65% a year ago. The overall increase in delinquency and charge-offs year-over-year is attributed to a return to a more normal credit environment.

As of June 30, 2018, the Company’s consolidated equity to assets ratio was 17.03%. This compares to 17.17% and 16.67%, in the prior quarter and year ago quarter, respectively.

Corporate Developments
Marlin’s Board of Directors today declared a $0.14 per share quarterly dividend. The dividend is payable August 23, 2018, to shareholders of record on August 13, 2018. Based on the closing stock price on August 1, 2018, the annualized dividend yield on the Company’s common stock is 1.82%.

Subsequent to the end of the quarter, Marlin announced that it completed a $201.7 million asset-backed notes (“Notes”) term securitization. This transaction was Marlin's eleventh term securitization and its first since 2010.  As with all prior term securitizations, this financing provides the Company with fixed-cost borrowing and will be recorded on its balance sheet as a financing transaction.  The Notes, which were issued in seven classes, have fixed interest rates ranging from 2.55% to 5.02% (with a weighted averaged fixed interest rate of 3.41%) and legal final maturity dates ranging from July 22, 2019 to May 20, 2025. Marlin intends to use proceeds from the transaction to fund the growth of its portfolio of loans and leases and for general corporate purposes.

Business Outlook
The Company is maintaining guidance for the full year ending December 31, 2018 as follows:

  Total origination volume (including referral volume) is expected to finish approximately 15% to 20% above 2017 levels
  Portfolio performance is expected to remain in-line with the results observed over the past twelve months
  Net interest margin, as a percentage, is expected to be between 9.75% and 10.00%
  ROE is expected to improve in 2018 as the Company continues to improve operating scale
  EPS is expected to be between $2.00 and $2.10 per share

Commenting on Marlin’s business outlook for the full year, Mr. Hilzinger said, “Given our origination volume through the first half of 2018, we’ve updated our original guidance of 20% growth to a range of 15% to 20% growth.  The primary driver underlying this change is the near-term impact of open sales positions resulting from several restructuring initiatives that we’ve implemented within our salesforce to better position it for future growth.  In addition, due to the lag we are experiencing in passing through increases in base interest rates, our decision to upsize the recent securitization due to better-than-expected execution and updated assumptions regarding product mix, we’ve adjusted our net interest margin guidance from a range of 10.00% to 10.25% to a range of 9.75% to 10.00%.  And, finally, as a result of our strong EPS performance during the first half of the year, we have increased the bottom of our guidance range by $0.05 and we now expect full year earnings in a range of $2.00 to $2.10 per share. Overall, we are pleased with our recent performance and anticipate that our continued focus on execution will help drive profitable growth in 2018 and beyond.”

Conference Call and Webcast
Marlin will host a conference call on Friday, August 3, 2018 at 9:00 a.m. ET to discuss the Company’s second quarter 2018 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlinfinance.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for 45 days.

About Marlin Business Services Corp.
Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. Marlin Business Services Corp. is publicly traded (NASDAQ:MRLN).  For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees, the after-tax hurricane credit and insurance loss reserves, the after-tax executive severance (Chief Operating Officer), and the net tax benefit from the tax cut and jobs act, as applicable. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate.  The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, hurricane insurance loss reserves, and executive severance, as applicable. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2018	2017

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,435	$3,544
Interest-earning deposits with banks	94,792	63,602
Total cash and cash equivalents	99,227	67,146
Time deposits with banks	8,414	8,110
Securities available for sale (amortized cost of $11.0 million and $11.7 million at
June 30, 2018 and December 31, 2017, respectively)	10,757	11,533
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	978,679	929,271
Allowance for credit losses	(15,570)	(14,851)
Total net investment in leases and loans	963,109	914,420
Intangible assets	1,022	1,128
Goodwill	1,160	1,160
Property and equipment, net	3,915	4,204
Property tax receivables	7,175	6,292
Other assets	18,532	26,167
Total assets	$1,113,311	$1,040,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$863,568	$809,315
Other liabilities:
Sales and property taxes payable	7,624	2,963
Accounts payable and accrued expenses	31,880	31,492
Net deferred income tax liability	20,597	16,741
Total liabilities	923,669	860,511

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,438,931 and 12,449,458 shares issued and outstanding at June 30, 2018 and	124	124
December 31, 2017, respectively
Additional paid-in capital	83,474	82,588
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(73)	(96)
Retained earnings	106,119	97,035
Total stockholders’ equity	189,642	179,649
Total liabilities and stockholders’ equity	$1,113,311	$1,040,160

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(Dollars in thousands, except per-share data)

Interest income	$23,964	$21,567	$47,243	$42,098
Fee income	3,876	3,745	7,835	7,275
Interest and fee income	27,840	25,312	55,078	49,373
Interest expense	3,711	2,612	7,110	4,952
Net interest and fee income	24,129	22,700	47,968	44,421
Provision for credit losses	4,256	4,314	8,868	8,198
Net interest and fee income after provision for credit losses	19,873	18,386	39,100	36,223

Non-interest income:
Insurance premiums written and earned	1,993	1,751	3,932	3,457
Other income	2,634	2,328	5,929	4,375
Non-interest income	4,627	4,079	9,861	7,832
Non-interest expense:
Salaries and benefits	9,527	9,070	19,550	18,461
General and administrative	6,449	6,110	13,020	16,280
Non-interest expense	15,976	15,180	32,570	34,741
Income before income taxes	8,524	7,285	16,391	9,314
Income tax expense	2,057	2,732	3,739	3,221
Net income	$6,467	$4,553	$12,652	$6,093

Basic earnings per share	$0.52	$0.36	$1.02	$0.49
Diluted earnings per share	$0.52	$0.36	$1.01	$0.48

Cash dividends declared per share	$0.14	$0.14	$0.28	$0.28

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(Dollars in thousands, except per-share data)		(Dollars in thousands, except per-share data)
	(Unaudited)		(Unaudited)

Net income as reported	$6,467	$4,553	$12,652	$6,093

Deduct:
Charge in connection with regulatory matters	-	(405)	-	(4,816)
Tax effect	-	155	-	1,849
Charge in connection with regulatory matters, net of tax	-	(250)	-	(2,967)
Net Income on an adjusted basis	$6,467	$4,803	$12,652	$9,060

Diluted earnings per share as reported	$0.52	$0.36	$1.01	$0.48

Diluted earnings per share on an adjusted basis	$0.52	$0.38	$1.01	$0.72

Return on Average Assets as reported	2.41%	1.90%	2.39%	1.30%

Return on Average Assets on an adjusted basis	2.41%	2.01%	2.39%	1.94%

Return on Average Equity as reported	13.93%	11.19%	13.81%	7.48%

Return on Average Equity on an adjusted basis	13.93%	11.80%	13.81%	11.12%

Efficiency Ratio as reported	55.56%	56.69%	56.32%	66.49%

Efficiency Ratio on an adjusted basis	55.56%	55.17%	56.32%	57.27%

Net Income on an Adjusted Basis is defined as net income excluding a first quarter 2017 $4.2 million charge associated with recent regulatory matters and charges for associated legal and consulting fees in the amounts of $0.3 million and $0.4 million for the first quarter and second quarter 2017, respectively. 2018 did not have any reconciling items reported on an adjusted basis.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	6/30/2017	9/30/2017	12/31/2017	3/31/2018	6/30/2018

Net Income:
Net Income	$4,553	$3,305	$15,894	$6,185	$6,467

Annualized Performance Measures:
Return on Average Assets	1.90%	1.31%	6.21%	2.37%	2.41%
Return on Average Stockholders' Equity	11.19%	8.01%	38.08%	13.69%	13.93%

EPS Data:
Net Income Allocated to Common Stock	$4,444	$3,225	$15,532	$6,065	$6,352
Number of Shares - Basic	12,242,805	12,220,381	12,187,666	12,188,906	12,199,089
Basic Earnings per Share	$0.36	$0.26	$1.27	$0.50	$0.52

Number of Shares - Diluted	12,249,530	12,257,922	12,230,858	12,245,019	12,269,989
Diluted Earnings per Share	$0.36	$0.26	$1.27	$0.50	$0.52

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$23,648	$23,444	$31,610	$30,869	$36,338
Indirect Originations	$131,812	$123,977	$148,468	$128,833	$135,865
Total Originations	$155,460	$147,421	$180,078	$159,702	$172,203

Equipment Finance Originations	$140,656	$133,646	$163,562	$141,646	$155,385
Funding Stream Loans Originations	$14,804	$13,775	$16,516	$18,056	$16,818
Total Originations	$155,460	$147,421	$180,078	$159,702	$172,203

Assets originated for sale in the period	$0	$0	$0	$0	$1,801
Assets referred in the period	$12,324	$13,024	$6,466	$4,201	$5,638
Assets sold in the period	$12,364	$9,649	$36,037	$22,981	$16,890

Implicit Yield on Direct Originations	21.81%	21.44%	19.22%	19.47%	18.59%
Implicit Yield on Indirect Originations	10.44%	10.43%	9.93%	10.75%	10.54%
Total Implicit Yield on Total Originations	12.21%	12.18%	11.59%	12.44%	12.24%

Implicit Yield on Equipment Finance Originations	9.96%	9.99%	9.46%	9.99%	9.94%
Implicit Yield on Funding Stream Loans Originations	33.62%	33.51%	32.73%	31.68%	33.52%

# of Leases / Loans Equipment Finance	7,704	7,447	8,346	7,764	8,238
Equipment Finance Approval Percentage	55%	56%	56%	56%	56%
Average Monthly Equipment Finance Sources	1,247	1,185	1,244	1,190	1,240

Net Interest and Fee Margin (NIM)
Percent of Average Total Finance Receivables:
Interest Income	10.33%	10.37%	10.31%	10.19%	10.24%
Fee Income	1.79%	1.75%	1.71%	1.73%	1.66%
Interest and Fee Income	12.12%	12.12%	12.02%	11.92%	11.90%
Interest Expense	1.25%	1.39%	1.45%	1.49%	1.59%
Net Interest and Fee Margin (NIM)	10.87%	10.73%	10.57%	10.43%	10.31%

Risk Adjusted NIM (1)	9.22%	9.00%	8.70%	8.74%	8.47%

Cost of Funds (2)	1.37%	1.49%	1.58%	1.63%	1.76%

Interest Income Equipment Finance	$19,338	$19,840	$20,382	$20,639	$21,082
Interest Income Funding Stream Loans	$2,039	$2,213	$2,322	$2,321	$2,463

Average Total Finance Receivables	$835,516	$862,718	$891,819	$913,804	$936,007
Average Net Investment Equipment Finance	$810,961	$836,713	$864,665	$884,946	$905,583
Average Funding Stream Loans	$24,555	$26,005	$27,154	$28,858	$30,424

End of Period Net Investment Equipment Finance	$837,520	$861,102	$887,328	$900,763	$933,261
End of Period Funding Stream Loans	$25,183	$25,328	$27,092	$29,864	$29,848
Total Owned Net Investment in Leases and Loans (3)	$862,703	$886,430	$914,420	$930,627	$963,109

Total Assets Serviced for Others	$36,482	$42,657	$74,359	$90,701	$98,442

Total Managed Assets	$899,185	$929,087	$988,779	$1,021,328	$1,061,551

Average Total Managed Assets	$866,968	$902,288	$950,327	$996,334	$1,030,579

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.92%	1.13%	1.02%	1.05%	0.96%
30+ Days Past Due Delinquencies	$8,978	$11,370	$10,565	$10,994	$10,438

60+ Days Past Due Delinquencies	0.52%	0.61%	0.55%	0.64%	0.55%
60+ Days Past Due Delinquencies	$5,108	$6,157	$5,647	$6,735	$6,007

Equipment Finance
30+ Days Past Due Delinquencies	0.94%	1.15%	1.04%	1.07%	0.97%
30+ Days Past Due Delinquencies	$8,887	$11,260	$10,446	$10,942	$10,286

60+ Days Past Due Delinquencies	0.54%	0.63%	0.56%	0.66%	0.56%
60+ Days Past Due Delinquencies	$5,108	$6,157	$5,647	$6,735	$5,952

Funding Stream Loans
15+ Days Past Due Delinquencies	0.89%	0.77%	0.95%	0.53%	0.59%
15+ Days Past Due Delinquencies	$230	$200	$264	$162	$183

30+ Days Past Due Delinquencies	0.35%	0.42%	0.43%	0.17%	0.49%
30+ Days Past Due Delinquencies	$91	$110	$119	$52	$152

Net Charge-offs - Total Finance Receivables	$3,442	$3,735	$4,169	$3,843	$4,306
% on Average Total Finance Receivables
Annualized	1.65%	1.73%	1.87%	1.68%	1.84%

Net Charge-offs - Equipment Finance	$3,062	$3,537	$3,944	$3,618	$3,851
% on Average Net Investment in Equipment Finance
Annualized	1.51%	1.69%	1.82%	1.64%	1.70%

Net Charge-offs - Funding Stream Loans	$380	$198	$225	$224	$456
% of Average Funding Stream Loans
Annualized	6.19%	3.05%	3.31%	3.10%	6.00%

Total Allowance for Credit Losses	$12,559	$14,504	$14,851	$15,620	$15,570
% of Total Finance Receivables	1.46%	1.64%	1.63%	1.68%	1.62%
% of 60+ Delinquencies	245.87%	235.57%	262.99%	231.92%	259.19%

Allowance for Credit Losses - Equipment Finance	$11,514	$13,422	$13,815	$14,310	$14,236
% of Net Investment Equipment Finance	1.38%	1.56%	1.56%	1.60%	1.53%
% of 60+ Delinquencies	225.40%	218.00%	244.64%	212.48%	239.18%

Allowance for Credit Losses - Funding Stream Loans	$1,045	$1,082	$1,036	$1,310	$1,334
% of Total Funding Stream Loans	4.04%	4.14%	3.73%	4.25%	4.32%

Non-accrual - Equipment Finance	$2,560	$2,933	$3,065	$3,626	$3,211
Non-accrual - Equipment Finance	0.27%	0.30%	0.30%	0.36%	0.30%

Non-accrual - Funding Stream Loans	$61	$17	$118	$27	$147
Non-accrual - Funding Stream Loans	0.24%	0.07%	0.42%	0.09%	0.48%

Non-accrual - Total Finance Receivables	$2,621	$2,950	$3,183	$3,653	$3,358
Non-accrual - Total Finance Receivables	0.27%	0.29%	0.31%	0.35%	0.31%

Restructured - Total Finance Receivables	$878	$2,543	$4,489	$4,366	$3,747

Expense Ratios:
Salaries and Benefits Expense	$9,070	$9,302	$9,806	$10,023	$9,527
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.34%	4.31%	4.40%	4.39%	4.07%

Total personnel end of quarter	329	331	330	326	320

General and Administrative Expense	$6,110	$6,409	$5,583	$6,571	$6,449
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.93%	2.97%	2.50%	2.88%	2.76%

Non-Interest Expense/Average Total Managed Assets	7.00%	6.96%	6.48%	6.66%	6.20%
Adjusted Non-Interest Expense/Average Total Managed Assets (4)	6.76%	6.65%	6.16%	6.52%	6.06%

Efficiency Ratio	56.69%	58.74%	53.30%	57.08%	55.56%

Balance Sheet:

Assets
Investment in Leases and Loans	$858,671	$883,778	$911,242	$927,752	$959,452
Initial Direct Costs and Fees	16,591	17,156	18,029	18,495	19,227
Reserve for Credit Losses	(12,559)	(14,504)	(14,851)	(15,620)	(15,570)
Net Investment in Leases and Loans	$862,703	$886,430	$914,420	$930,627	$963,109
Cash and Cash Equivalents	77,316	82,937	67,146	84,891	99,227
Restricted Cash	-	-	-	-	-
Other Assets	45,063	43,650	58,594	55,707	50,975
Total Assets	$985,082	$1,013,017	$1,040,160	$1,071,225	$1,113,311

Liabilities
Deposits	780,838	806,954	809,315	833,145	863,568
Other Liabilities	40,061	39,768	51,196	54,153	60,101
Total Liabilities	$820,899	$846,722	$860,511	$887,298	$923,669

Stockholders' Equity
Common Stock	$125	$125	$124	$124	$124
Paid-in Capital, net	82,825	83,391	82,586	82,507	83,472
Other Comprehensive Income (Loss)	(106)	(82)	(96)	(98)	(73)
Retained Earnings	81,339	82,861	97,035	101,394	106,119
Total Stockholders' Equity	$164,183	$166,295	$179,649	$183,927	$189,642

Total Liabilities and
Stockholders' Equity	$985,082	$1,013,017	$1,040,160	$1,071,225	$1,113,311

Capital and Leverage:
Equity	$164,183	$166,295	$179,649	$183,927	$189,642
Debt to Equity	4.76	4.85	4.50	4.53	4.55
Equity to Assets	16.67%	16.42%	17.27%	17.17%	17.03%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	16.81%	16.24%	17.25%	17.35%	17.04%
Common Equity Tier 1 Risk-based Capital	17.80%	17.64%	18.22%	18.33%	18.07%
Tier 1 Risk-based Capital	17.80%	17.64%	18.22%	18.33%	18.07%
Total Risk-based Capital	19.05%	18.90%	19.47%	19.58%	19.33%

Notes and Footnotes:
(1) Risk Adjusted NIM is defined as NIM less net charge-offs
(2) COF is defined as interest expense for the period divided by average interest bearling liabilities, annualized
(3) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Funding Stream Loans.
(4) Adjusted non-interest expense excludes NON-GAAP non-interest expense items as defined in the reconciliation of GAAP to NON-GAAP financial measures and acquisition related sales commissions and intangible amortization.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.